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Exhibit 3

Durban Roodepoort Deep, Limited (ARBN 086 277 616 / South African Reg. No. 1895/000926/06)

Company notice—section 630(4) Corporations Act 2001

Notice that a defeating condition to takeover bid fulfilled

To:
Emperor Mines Limited
Australian Stock Exchange Limited

For the purpose of section 630(4) of the Corporations Act 2001, Durban Roodepoort Deep, Limited (ARBN 086 277 616 / South African Reg. No. 1895/000926/06) (DRD) gives notice declaring that the condition to its takeover offers dated 13 April 2004 for all the ordinary shares in Emperor Mines Limited ABN 61 007 508 787, as set out in section 9.8(b) (All necessary regulatory approvals) of its Bidder's Statement dated 26 March 2004, has been fulfilled (so that the offers have become free of that condition).

Dated:    13 May 2004

U.S. Disclosures

DRD's shares have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

The offer described in DRD's Bidder's Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidder's Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperor's shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperor's shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRD's Bidder's Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

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  Exhibit 3